Exhibit 10.4

DATE: 1 August 2022

(1) EVER HARVEST INTERNATIONAL GROUP INC.

and

(2) YIP TAK YIN PARKSON

CFO APPOINTMENT AGREEMENT

THIS AGREEMENT dated 1st August 2022

BETWEEN:

(1)	Ever Harvest International Group Inc., a company incorporated in Nevada, USA (“Party A”), whose business office is situated at Suite F, 16/F, Cameron Plaza, 23 Cameron Road, Tsim Sha Tsui, Hong Kong; and

(2)	Yip Tak Yin Parkson, whose Hong Kong Identity Card number is [***] and address is [***] (“Party B”).

WHEREAS

(A)	Party B wishes to provide CFO services to Party A (“TLGN”), and its subsidiaries (together, “Group”) for a period of ten months in such terms and conditions hereinafter appearing.

(B)	Party A wishes to appoint Party B as CFO in such terms and conditions hereinafter appearing.

IT IS HEREBY AGREED that:

1.	Services

1.1	Party A hereby appoints Party B to provide CFO services (“Services”).

1.2	Party B shall report to the chief executive officer of TLGN (or such other person as shall be agreed between both parties).

2.	Remuneration

2.1	Subject to Clause 4.3, the remuneration for the Services to be provided for the Tenure defined in Clause 4.1 shall be paid by Party A causing TLGN to issue to Party B a total of 40,000,000 ordinary shares of TLGN at a par value of US$0.001 each (“Shares”) within 30 days from the date of this Agreement (or such longer period as shall be required to fulfill the requirements under the relevant laws, regulations and rules in the United States of America for the issue of the Shares), provided that this Agreement is not terminated prior to any of the issuances of Shares above.

2.2	Party B acknowledges that none of the Shares may be offered or sold except pursuant to an effective registration statement under the Securities Act of 1933 of the United States of America (“Securities Act”), or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

2.3	Party B has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks in the Shares, and has the ability to bear the economic risks of its investment decision and can afford the complete loss of such investment in the Shares.

2.4	Party A shall pay all the costs incurred in connection with removal of the restrictive and other legends on the certificates (or restrictions on transfer) of all the Shares issued to Party B, applying for and obtaining an effective registration statement for all such Shares, delivery and transmission of the certificates without restrictive and other legends (or of the registered Shares) to Party B’s broker, and all such other actions and things required to enable all such Shares to be tradable in the OTC Markets, Nasdaq or NYSE.

______________

Portions of this exhibit, indicated by [***] have been redacted pursuant to a confidential treatment request.

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3.	Expenses

Party A shall reimburse Party B forthwith for all proper and reasonable expenses actually incurred, with the prior approval of the chief executive officer of TLGN, by Party B in the performance of his duties upon presentation of supporting statements, receipts or vouchers. Party A shall make the reimbursement not later than the 7th day of the month immediately after the supporting statements, receipts or vouchers are presented to Party A.

4.	Tenure

4.1	This Agreement commences on 1 April 2022 ("Commencement Date”) and shall expire on 31 December 2022 (or such later date as shall be agreed between both parties in writing) (“Expiry Date”). In this Agreement, “Tenure” means the period from the Commencement Date to the Expiry Date (inclusive of both dates).

4.2	Any party may terminate this Agreement before the Expiry Date by giving not less than one month notice in writing to the other party, without prejudice to any right of the parties accrued before such notice of termination.

4.3	If this Agreement is terminated before the end of the Tenure, Party B shall be entitled to such number of Shares pro-rated for the duration during which he provides Services, and the remaining Shares issued to Party B shall be forfeited to Party A as of the effective date of such termination of the Agreement.

5.	Independent Contractor

Party A and Party B declare and agree that Party B shall act as an independent contractor in the performance of its duties under this Agreement. Nothing in this Agreement creates a joint venture, partnership, or the relationship of principal and agent, or employee and employer between Party A and Party B.

6.	Non-Competition

6.1	Party B covenants and agrees not to consult or provide any services in any manner or capacity to a direct competitor of TLGN or any of its subsidiaries during the duration of this Agreement unless express written authorization to do so is given by the chief operating officer of TLGN. A direct competitor of TLGN or any of its subsidiaries for purposes of this Agreement is defined as any individual, partnership, corporation, and/or other business entity that engages in any of the businesses of TLGN or any of its subsidiaries.

6.2	Party B shall not attempt in any way to solicit instructions, either in his own right or on behalf of others, from any client or partner of TLGN or any of its subsidiaries in respect of projects or jobs being handled by TLGN or any of its subsidiaries, or in respect of which TLGN or any of its subsidiaries is pursuing instructions, during the duration of this Agreement.

6.3	The restrictions under Clauses 6.1 and 6.2 shall continue to apply for a period of one year after the termination of this Agreement.

7.	Intellectual property

7.1	Party B shall give Party A full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by him at any time during the Tenure. Party B acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Group absolutely. To the extent that they do not vest automatically, Party B holds them on trust for the Group. Party B agrees promptly to execute all documents and do all acts as may, in the opinion of Party A, be necessary to give effect to this Clause 7.1.

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7.2	Party B hereby irrevocably waives all moral rights (and all similar rights in any jurisdiction) which he has or will have in any existing or future works referred to in Clause 7.1.

7.3	Party B irrevocably appoints Party A to be his attorney in his name and on his behalf to execute documents, use Party B's name and do all things which are necessary or desirable for the Group to obtain for itself or its nominee the full benefit of this Clause 7. A certificate in writing, signed by any director or the secretary of Party A, that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case so far as any third party is concerned.

7.4	The following definitions apply to this Clause 7:

Confidential Information: information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of the Group for the time being confidential to the Group and trade secrets including, without limitation, technical data and know-how relating to the business of the Group or any of its business contacts.

Intellectual Property Rights: patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in Confidential Information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Invention: any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

8.	Construction

In this Agreement, unless the context otherwise requires:

(i)	words and defined terms expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neuter gender and vice versa;
(ii)	the term “including” shall be interpreted to mean “including (without limitation)” whenever such term appears in this Agreement (and the terms “include” and “includes” shall be similarly interpreted);
(iii)	the words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and
(iv)	the recital and the schedule, if relevant, are part of this Agreement and shall have effect accordingly.

9.	Entire agreement

This Agreement constitutes the entire agreement and understanding between the parties to this Agreement and supersedes all previous agreements and understandings (if any and whether in writing or not) between the parties in relation to the matters contemplated by this Agreement.

10.	Waiver

10.1	The rights of a party may be waived by such party only in writing and, specifically, the conduct of any one of the parties shall not be deemed a waiver of any of its rights pursuant to this Agreement and/or a waiver or consent on its part as to any breach or failure to meet any of the terms of this Agreement or an amendment hereto. A waiver by a party in respect of a breach by the other party of its obligations shall not be construed as a justification or excuse for a further breach of its obligations.

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10.2	No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default by the other under this Agreement shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

11.	Severance

If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this Agreement.

12.	Notices

12.1	Any notice or certificate required to be given by Party A to Party B or by Party B to Party A shall be in writing giving it shall be sufficiently given or served if delivered to the address and attention of the other party set out in Clause 12.3 or as otherwise notified from time to time hereunder with specific reference to this Agreement. All notices under this Agreement shall be in the English language.

12.2	Any notice delivered personally shall be deemed to have been given at the time of such delivery. Any notice despatched by letter postage prepaid shall be deemed to have been given two (2) Business Days after posting. Any notice sent by e-mail shall be deemed to have been given upon the receipt of the sent confirmation by the e-mail account of the sender.

12.3	The initial addresses and e-mail addresses of Party A and Party B for the purpose of Clause 12.1 are as follows :-

To Party A:	Suite F, 16/F, Cameron Plaza, 23 Cameron Road,
Tsim Sha Tsui, Hong Kong;
Email: bryan@everharvestgroup.com
Attention: Bryan Au

To Party B:	42RA, The Rise, 63 Yau Ma Hom Road
Tsuen Wan, Hong Kong
Email: poodlebb@gmail.com
Attention: Parkson Yip

12.4	Either party may change its address (or other details) to which notices can be sent to it by giving written notice of such change of address (or details) to the other party with specific reference to this Agreement and in the manner herein provided for giving notice.

13.	Assignment

Neither party shall have the right to assign or transfer any of its rights hereunder.

14.	Laws and Arbitration

14.1	This Agreement shall be interpreted and governed by the laws of the Hong Kong Special Administrative Region.

14.2	Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre under the Hong Kong International Arbitration Centre Administered Arbitration rules in force when the Notice of Arbitration is submitted. The seat of arbitration shall be in Hong Kong. The number of arbitrators shall be three: one arbitrator shall be chosen by each party to the dispute and those two arbitrators shall choose the third arbitrator. The arbitration proceedings shall be conducted in English.

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IN WITNESS WHEREOF Party A and Party B agree to the terms hereof.

For and on behalf of	)
Party A	)
and signed by Bryan Au,	)	/s/ Bryan Au
Director	)

Signed by	)
Party B, Yip Tak Yin Parkson	)	/s/ Yip Tak Yin Parkson

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